UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue.

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1. Name and Address of Reporting Person(s)


   Essig,            Stuart                   M.
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   (Last)            (First)              (Middle)

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   311 Enterprise Drive
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                                    (Street)

   Plainsboro,                  New Jersey                08536
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     (City)                      (State)                  (Zip)

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2. Issuer Name and Ticker or Trading Symbol


   Integra LifeSciences Holdings Corp. (IART)
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3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

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4. Statement for Month/Day/Year

   03/18/2003

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5. If Amendment, Date of Original (Month/Day/Year)

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6. Relationship of Reporting Person(s) to Issuer (Check all applicable)

   [X] Director                        [ ] 10% Owner
   [X] Officer (give title below)      [ ] Other (specify below)
   President and Chief Executive
   Officer

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7. Individual or Joint/Group Filing (Check Applicable Line)

   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person
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

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1)Title of Security                           2)Trans-    3.Trans- 4.Securities Acquired(A)      5)Amount of    6)  7)Nature of
                                              action      action   or Disposed of (D)            Securities         Indirect
                                              Date        Code                   A               Beneficially   D   Beneficial
                                              (Month/                            or              Owned at       or  Ownership
                                              Day/Year)   Code V   Amount        D  Price        End of Month   I
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
Common Stock                                  03/18/03    M        161,000       A  $5.8750                     D  Direct
Common Stock                                  03/18/03    S        161,000       D  $22.0000                    D  Direct
Common Stock                                  03/18/03    M        39,000        A  $5.8750                     D  Direct
Common Stock                                  03/18/03    S        39,000        D  $22.0000     71,261         D  Direct

Table II (PART 1)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1 through 6)
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1)Title of Derivative          2)Conversion    3)Trans-       4)Trans-  5)Number of Derivative            6)Date Exercisable and
Security                       or Exercise     action         action    Securities Acquired (A)           Expiration Date
                               Price of        Date           Code      or Disposed of (D)
                               Derivative
                               Security                       Code  V   A                D                Exercisable  Expiration
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
Non-Qualified Stock Option     $5.8750         03/18/03       M                          39,000           (1)          12/31/05
(right to buy)
Non-Qualified Stock Option     $5.8750         03/18/03       M                          161,000          (1)          12/26/07
(right to buy) (2)

Table II (PART 2)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1,3 and 7 through 11)
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1)Title of Derivative          3)Trans-  7)Title and Amount                           8)Price     9)Number of   10) 11)Nature of
Security                       action    of Underlying                                of Deri-    Derivative        Indirect
                               Date      Securities                                   vative      Securities    D   Beneficial
                                                                        Amount or     Security    Beneficially  or  Ownership
                                                                        Number of                 Owned at      I
                  -                      Title                          Shares                    End of Month
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
Non-Qualified Stock Option     03/18/03  Common Stock                   39,000                    1,875         D   Direct
(right to buy)
Non-Qualified Stock Option     03/18/03  Common Stock                   161,000                   339,000       D   Direct
(right to buy) (2)

Explanation of Responses:

(1) 25% of the options vest one year after the grant date, with the remaining 75% vesting monthly thereafter over 36 months
(2) Granted on December 27, 1997

SIGNATURE OF REPORTING PERSON
/S/ Essig, Stuart M.
DATE 03/18/03